FOURTH AMENDMENT TO CREDIT AGREEMENT AND CONSENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT AND CONSENT (this “Amendment”) is made as of May 9, 2017 by and among JOHN BEAN TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), JOHN BEAN TECHNOLOGIES B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of The Netherlands (the “Dutch Borrower” and, collectively with the Company, the “Borrowers”), the Subsidiary Guarantors party hereto, the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers, the lenders party thereto (the “Lenders”) and the Administrative Agent entered into that certain Credit Agreement dated as of February 10, 2015 (as amended by the First Amendment to Credit Agreement dated as of September 15, 2015, as amended by the Second Amendment to Credit Agreement dated as of March 18, 2016, as amended by the Third Amendment to Credit Agreement and Incremental Term Loan Agreement dated as of October 20, 2016 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Required Lenders agree to amend the definition of “Leverage Ratio Increase Option” set forth in the Credit Agreement as specifically set forth herein and, subject to the terms of this Amendment, the Administrative Agent and the Lenders party hereto have agreed to grant such request; and

WHEREAS, the Company has notified the Administrative Agent that it has entered into an acquisition previously disclosed to the Administrative Agent (the “Subject Acquisition”) and, in connection with the Subject Acquisition, has exercised a Leverage Ratio Increase Option as described in the Credit Agreement and as amended hereby (such exercise the “Subject Leverage Increase”); and

WHEREAS, the Company has determined that it does not need the Subject Leverage Increase and has requested that the Subject Leverage Ratio Increase be revoked, and, subject to the terms of this Amendment, the Lenders party hereto have agreed to grant such request.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Administrative Agent, and the Lenders party hereto hereby agree as follows:

1.Capitalized Terms. All capitalized terms not otherwise defined in this Amendment (including, without limitation, in the introductory paragraph and the Preliminary Statements hereto) shall have the meanings as specified in the Credit Agreement.

2.Amendments to Credit Agreement. Subject to and in accordance with the terms and conditions set forth herein, the Administrative Agent and the Lenders party hereto hereby agree to amend the Credit Agreement as follows:

(a)To amend and restate the definition of “Leverage Ratio Increase Option” contained in Section 1.01 of the Credit Agreement in its entirety as follows:
“Leverage Ratio Increase Option” means the option of the Company, upon the consummation of any Permitted Acquisition or series of Permitted
Acquisitions occurring within any consecutive twelve (12) month period having aggregate consideration (including, without limitation, cash, cash equivalents, Equity Interests, earn-outs, holdbacks and other deferred payment obligations) in excess of $100,000,000, to elect, by not less than five (5) Business Days’ (or such lesser time as the Administrative Agent may agree in its sole discretion) written notice to the Administrative Agent prior to delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b), as applicable, for the first fiscal quarter end of the Company immediately following such Permitted Acquisition or series of Permitted Acquisitions, to increase the maximum Leverage Ratio pursuant to Section 6.11(b)(i) solely for the fiscal quarter during which such Permitted Acquisition or series of Permitted Acquisitions is consummated and the three (3) consecutive fiscal quarters ending thereafter; provided that at any time during which a Leverage Ratio Increase Option is in effect, the Company may choose to terminate such Leverage Ratio Increase Option by not less than five (5) Business Days’ (or such lesser time as the Administrative Agent may agree in its sole discretion) written notice to the Administrative Agent prior to delivery of financial statements pursuant to Section 5.01(a) or Section 5.01(b) for the quarter in which such revocation is requested, as applicable; provided further that each such written notice to terminate such Leverage Ratio Increase Option shall set forth the number of fiscal quarters for which the Leverage Ratio Increase Option was in effect. Notwithstanding the foregoing, upon the exercise by the Company of any Leverage Ratio Increase Option, (i) the Company shall not be permitted to exercise a subsequent Leverage Ratio Increase Option until the Company has been in compliance with the applicable Leverage Ratio set forth in Section 6.11(b)(i)(y) for the number of quarterly measurement periods equal to the number of quarterly measurement periods that the immediately preceding Leverage Ratio Increase Option was in effect and (ii) no subsequent Leverage Ratio Increase Option may include any portion of a Permitted Acquisition or series of Permitted Acquisitions that was included for a previous Leverage Ratio Increase Option.

(b)To amend the definition of “Permitted Acquisition” contained in Section 1.01 of the Credit Agreement to replace the reference to “$30,000,000” set forth in clause (d) therein with “$50,000,000”.

3.Consent to Subject Leverage Increase. The Administrative Agent and the Lenders party hereto hereby consent and agree that the Subject Leverage Increase shall for all purposes of the Credit Agreement and the other Loan Documents be deemed not to have been exercised (including, without limitation, for purposes of the last sentence of the definition of Leverage Ratio Increase Option in the Credit Agreement).

4.Conditions to Effectiveness. The effectiveness of the amendment in Section 2 and the consent in Section 3 shall be subject to the satisfaction of each of the following conditions precedent:

(a)the Administrative Agent shall have received counterparts of this Amendment executed by each Borrower, each other Loan Party, the Administrative Agent and the Required Lenders;

(b)the representations and warranties of the Loan Parties contained in Section 5 shall be true and correct; and

(c)all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent as of the date hereof in connection with the preparation, negotiation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees, charges and disbursements of legal counsel for the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment) shall have been paid by the Company.

5.Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a)The execution, delivery and performance by such Loan Party of its obligations in connection with this Amendment are within its corporate (or other organizational) powers, have been duly authorized by all necessary corporate (or other organizational) action and do not and will not (i) violate any provision of its articles or certificate of incorporation or bylaws or similar organizing or governing documents of such Loan Party, (ii) contravene any applicable law which is applicable to such Loan Party or (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture or instrument or other material agreement to which such Loan Party is a party, by which it or any of its properties is bound or to which it is subject, except, in the case of clauses (ii) and (iii) above, to the extent such contraventions, conflicts, breaches or defaults could not reasonably be expected to have a Material Adverse Effect.

(b)Such Loan Party has taken all necessary corporate (or other organizational) action to execute, deliver and perform this Amendment and has validly executed and delivered this Amendment. This Amendment constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)No material consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by such Loan Party of this Amendment, except such as have been obtained or made and are in full force and effect.

(d)After giving effect to this Amendment, the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a specific date, in which case as of such specific date).

(e)	No Default or Event of Default shall exist after giving effect to this Amendment.

6.	Reference to and Effect on the Loan Documents.

(a)On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as modified by this Amendment and this Amendment shall constitute a Loan Document.

(b)The Credit Agreement and each of the other Loan Documents, as specifically modified by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any other provision of any of the Loan Documents.

7.Reaffirmations. Each Loan Party (a) consents to this Amendment and agrees that the transactions contemplated by this Amendment shall not limit or diminish the obligations of such Person, or release such Person from any obligations, under any of the Loan Documents to which it is a party, (b) confirms and reaffirms its obligations under each of the Loan Documents to which it is a party and (c) agrees that each of the Loan Documents to which it is a party remain in full force and effect and are hereby ratified and confirmed.

8.Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

9.Governing Law. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

10.Entire Agreement. This Amendment and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

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